GLOBAL CODE OF ETHICS

1. Introduction

This Global Code of Ethics ("Code") is an overarching statement of Man's1 commitment to integrity and high ethical standards as a financial institution. Its purpose is to define the standard of conduct Man expects from the personnel of Man, and to assist personnel in seeking to meet their and Man's legal and regulatory obligations.

2. Status of the Code: interrelationship with Man Group policies and procedures

The Code does not attempt to cover every ethical, legal or regulatory question that arises in the workplace. Man operates in a number of jurisdictions, which have differing compliance, legal and regulatory requirements and expectations as to market conduct. Whilst the Code is a guide to the overall standard of behaviour Man expects from its personnel worldwide, it is not a substitute for the need to comply with local compliance, legal and regulatory requirements and policies.

Accordingly, many of the principles described in this Code are explained further in Man's global policies and procedures and may also be covered in more detail in specific local policies and procedures applicable in your location.

3. To whom does the Code apply?

The Code applies to all Man personnel2 and any officer of a US Registered Fund3. See Exhibit 1 for further details with regards to US Registered Fund(s).

You should note that some of Man's policies apply more widely to cover the immediate family members4 of personnel. This is made clear in the individual policies.

4. Your responsibilities

Man expects you to make sure that you understand and follow this Code and Man's other policies and procedures relevant to you during and (where relevant) following your employment5. This Code forms part of the terms and conditions of your employment or service. Failure to comply with this Code may result in disciplinary action, including, but not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination of employment.

You will be held personally responsible for any illegal, unlawful or improper acts you commit. You could also be held responsible for the acts of others (in particular anyone whom you supervise) if you knew, or ought to have known, about them or were culpable for them. Your acts could also be reported to regulatory or government authorities, which could result in civil, regulatory or criminal investigations or sanctions.

If you have any questions about the Code you should contact Compliance.

5. Compliance with Applicable Laws

The Code requires all Man personnel to comply with applicable laws including local laws. With regards to personnel of Man US regulated entities ("US Personnel"), including US or non-US Man entities that are registered with the SEC as an investment adviser, US Personnel are required to comply with US federal

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1 Man means Man Group plc. and its controlled subsidiaries and partnerships as well as any Man US investment company registered with the Investment Company Act of 1940.

2 For purposes of this Code, "personnel" includes every employee, officer, partner, director (other than non-executive directors of Man Group plc. or any subsidiary who do not have access to Man's technology, information systems, client holdings and/or trading information) and other person having a similar status or performing similar functions or otherwise subject to the supervision and control of Man. This includes consultants and independent contractors hired for a period of 60 days or more depending on their duties.

3 US Registered Fund(s) include investment companies registered under the Investment Company Act of 1940, as amended that are advised by a Man SEC registered investment adviser.

4 For the purposes of this Policy, "immediate family member" generally means spouse/domestic partner and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the member of staff or their spouse/domestic partner.This definition may be different in other Man policies.

5 For purposes of this Code, "employment" includes any contract of employment, secondment, consultancy, officership or other arrangement giving rise to personnel being subject to the supervision and control of Man.

securities laws. Specifically, in that regard it is, in particular, unlawful for US Personnel or Man US regulated entities, in connection with the purchase or sale, directly, or indirectly, by US personnel or Man US regulated entities:

•To employ any device, scheme or artifice to defraud clients;

•To make any untrue statement of a material fact to clients or omit to state a material fact necessary in order to make the statements made to the clients, in light of the circumstances under which they are made, not misleading;

•To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on clients; or

•To engage in any manipulative practice with respect to clients.

6. Core principles

Man's expectations of its personnel are expressed by certain core business principles that Man expects you to uphold:

1. Act ethically and with integrity

2. Put clients' interests first

3. Manage conflicts of interest

4. Retain and disclose information appropriately

5. Observe high standards of market conduct.

Each of these is discussed further below.

7. Acting ethically and with integrity

7.1 Acting ethically

Acting ethically means ensuring your behaviour takes into account Man's values and franchise and is consistent with the moral, as well as legal, obligations Man owes its clients, counterparties and shareholders.

Situations arise where the right course of action may not be clear. It is useful to consider some questions when considering such issues:

•Is my action legal?

•Could my action damage the interests of Man's clients?

•Could my action damage Man's franchise?

•Is my action consistent with the Code of Ethics and the policies and procedures of Man?

•Could my action be considered unethical or inappropriate?

•Should I escalate the issue?

When in doubt, consider how you might be perceived by Man's clients, counterparties, personnel and regulators before acting.

7.2 Acting with integrity

Acting with integrity includes being honest and fair in your dealings, taking personal responsibility and being accountable for your actions.

In Man's financial dealings, this extends beyond treating clients fairly and, in accordance with Man's fiduciary obligations; it also captures not taking unfair advantage of others (including brokers and other counterparties) through manipulation, misrepresentation or concealment, abuse of confidential information or other unfair dealings or practices.

In dealings among Man's personnel, it includes ensuring that all relationships in the workplace are businesslike, respectful and free of bias, harassment and violence. Man does not tolerate harassment or discrimination, either in the workplace or among Man's personnel in a work-related setting outside the workplace. Man's policies on these subjects are set out in the relevant local Staff Handbooks located on the intranet.

In the context of personnel with supervisory responsibility for others, integrity also includes the obligation to supervise staff to whom you delegate and business lines for which you are responsible.

7.3 Your responsibility

It is your responsibility to ensure that you act ethically and with integrity in your business conduct. If you are unclear about laws, regulations or policies and procedures that apply to you or your job, or if you are unsure about the legality or appropriateness of a course of action, you should consult with Compliance before you act.

If you are a supervisor, it is your responsibility to ensure that the staff or business lines for which you are responsible are adequately resourced and trained, comply with their legal and regulatory obligations and act in accordance with the Code. You must also ensure that line management arrangements and systems for which you are responsible operate as intended (including upward provision of management information), and are monitored, managed and reviewed periodically, escalating issues as appropriate. Please refer to the Global Escalation Policy for further detail.

8. Putting clients' interests first

8.1 Putting clients' interests first

Man stands in a position of trust and confidence with respect to its clients. Accordingly, Man places the interests of its clients as its highest priority.

The business principle "put clients first" means that Man acts in the best interests of its clients and places their interests above those of Man and of Man personnel.

In very limited circumstances Man may act in its own interests (for example in receiving fees from clients or payments from third parties, subject to Man's legal and regulatory obligations). Man may only do so where Man has given clear disclosure to the client against whose interests Man could be alleged to have acted that Man has the right to do so, and had received their consent. Where Man act as an investment manager/adviser to a fund, clear disclosure must also have been made in the prospectus or other offering document for that fund.

8.2 Your responsibility

It is your responsibility to ensure that you act in the interests of the client and in accordance with the mandate the client has given. You must also abide by Man's conflicts of interest policies. If you are considering any action in which Man or another client has an interest and there is any doubt whether the client has been notified of and agreed to that course of action, you must notify Compliance.

9. Managing conflicts of interests

The management of conflicts of interest is key to ensuring that Man puts clients' interests first. The conflicts of interests and related policies referred to below address situations that give rise to actual or potential conflicts of interest, to ensure that Man identifies, manages and monitors conflicts of interest to a high standard.

9.1 When can conflicts arise?

Conflicts can arise in a number of circumstances including:

•Business conflicts between different clients: for example,

○in respect of allocation of trades, where two client's investment objectives cover the same potential investment;

○in respect of dealings between clients, such as cross trades;

•Business conflicts between clients and Man: for example,

○where Man stands to benefit from a transaction entered into for a client (such as soft dollar/commission sharing arrangements);

○where investors in funds request side letters which provide preferential terms such as access to information;

•Personal conflicts between clients and Man's personnel: for example,

○in relation to personal investments by personnel in securities in which clients may have positions;

○in relation to personal investment in funds which Man manages or advises and in relation to which personnel may have preferential information;

○in relation to outside business activities of staff in companies which may deal with, or be invested in by, clients

○in relation to the acceptance of gifts or entertainment.

9.2 Your responsibility

You are responsible for identifying, reporting and managing conflicts of interest according to Man's legal and regulatory requirements and Man's policies. Potential or actual conflicts must be brought to the attention of your line manager and Compliance.

Your personal investments must not breach Man's compliance policies and procedures or otherwise appear improper. You should avoid other activities, interests or relationships outside Man that could impair your judgement or interfere with your responsibilities on behalf of Man or its clients.

9.3 Policies

Man has a number of policies designed to address conflicts of interest.

9.3.1 Conflict of interests policy

Man's Global Conflicts of Interest Policy addresses business conduct and practices that give rise to actual or potential conflicts of interest. Man's Global Conflicts of Interest Policy describes the framework by which Man identifies and manages conflicts and the types of conflicts of which you should be aware.

9.3.2 Personal Investment

Man has adopted a Global Personal Account Dealing Policy (please see Exhibit 2) to ensure that your personal investments do not conflict with any duty of care owed or service provided to clients, and do not contravene, or give the appearance of contravening, any legal or regulatory requirement to which Man or any individual is subject. The Global Personal Account Dealing Policy sets out specific requirements and restrictions relating to personal securities transactions and investments.

These include:

•disclosure of personal accounts to Compliance;

•prior approval for certain personal transactions;

•long term investments are encouraged and short-term, speculative trades are discouraged;

•confidential information must not be used when trading for your own or someone else's account;

•personal trades must not give rise to a conflict of interest or a potential conflict of interest

•no personal trading ahead of any transaction intended or contemplated for any client account.

9.3.3 Gifts and Entertainment

Gifts and entertainment may compromise, or appear to compromise, the propriety of Man's business relationships or create an actual or potential conflict of interest. Therefore, you and your immediate family members may not accept or give gifts from or to any person or entity with which Man has a current or potential business relationship, unless the gifts are of nominal value (as defined in your location). Gifts and entertainment must also be reasonable and appropriate. Please read and comply with Man's Global Gifts and Entertainment Policy to understand how to address conflicts of interest that may arise when you accept or give gifts, entertainment, social accommodations, or other items of value.

9.3.4. Service on Boards of Directors and Other Outside Activities

Service on the board of directors of an outside company, as well as other outside activities generally, must be evaluated in the context of your duties at Man. Accordingly, you must receive prior written consent from senior management and Compliance (via Star Compliance) in order to serve on the board of directors or in any similar capacity of any outside company. In addition, if you serve on the board of a private company which is about to go public, you may be required to resign either immediately or at the end of the current term.

The prior written consent of Compliance is also required before (i) engaging in outside business ventures (such as a consulting engagement); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); (iii) serving on a creditors' committee except as part of your duties at Man; (iv) serving as an employee of another company; (v) assuming a position in government; and (vi) assuming a position with a charitable organisation in a management role or in a role that may require you to make financial decisions.

10. Retaining and disclosing information appropriately

This principle covers the following key areas:

10.1 Confidentiality

Man owes confidentiality obligations to its clients. It may also owe confidentiality obligations to counterparties and issuers of securities. Personnel of Man are under confidentiality obligations pursuant to the terms of their employment and under laws relating to inside information about Man. Please refer to the Man Group plc. Inside Information Policy which discusses inside information or material non-public information in the context of Man securities.

Confidential information is information, including proprietary information, which you create, develop, use or learn in the course of your employment with Man. It includes information that is not generally known to the public about Man, Man's personnel, Man's clients or other parties with whom Man has a relationship and who have an expectation of confidentiality. Examples include client names, trading activities, securities holdings, acquisition, divestiture and tender offer plans, and personal information relating to clients/investors and personnel (such as passport numbers, government issued identification numbers such as social security numbers, national insurance numbers etc.).

You must protect confidential information, regardless of its form or format, from the time of its creation or receipt until its disposal, which means:

•only accessing confidential information that you need and are authorised to see in order to perform your responsibilities on Man's behalf;

•not displaying, reviewing or discussing confidential information in public places where you may be overheard or in the presence of outside vendors or other third parties; and

•communicating confidential information only to Man's employees and agents (such as lawyers or external auditors) who have a legitimate business reason to know the information and who have an obligation to maintain the confidentiality of such information.

10.2 Retention of information

Man has legal and regulatory obligations to retain information received or generated in the course of its business.

Man is required to maintain accurate books and records of its business activities consistent with legal requirements and business needs.

10.3 Disclosure of information

Man has various disclosure obligations in relation to information received or generated in the course of its business. These include disclosure obligations arising from its listed status; disclosure obligations to regulators arising from its regulatory licenses; requirements to report to clients/investors; transaction reporting; requirements to disclose material interests in shares; requirements to disclose short positions; obligations relating to suspicious transaction reporting, amongst others.

It is critical that disclosure of information to clients, investors, regulatory authorities, markets and the investing public is clear, accurate, complete and not misleading, and made by the individual within Man authorised to make that disclosure.

10.4 Your responsibility

You must comply with Man's policies and any written agreements between you and Man relating to confidential information, and follow any policies and preclearance procedures of your business unit, department or region that apply to the acceptance, proper use and handling of confidential information.

Be cautious before accepting confidential information from clients, counterparties or even from other areas within Man because doing so may preclude your area or Man from conducting certain business. Do not accept information that is not necessary for the counterparty to conduct its business with us.

Your obligation to protect Man's confidential information continues even after you leave Man, and you must return all such information in your possession or control upon your departure. In addition, you must not bring to Man any confidential information, whether documents or other tangible forms, relating to your prior employer's business. Unauthorised access, use or distribution of confidential information violates Man's policy and could be illegal.

You should be familiar with any record keeping procedures that apply to your business function, and ensure that any records you produce are accurate, truthful and organised, and can be located and retrieved when needed or requested. When no longer required for legal or business purposes, records should be disposed of according to Man's policies and procedures.

You must ensure that you give disclosure to third parties only when you are authorised to do so, and that disclosures are clear, accurate, complete and not misleading.

11. Observing high standards of market conduct

The laws and regulations on market conduct vary locally and this section covers in broad lines the main principles of market conduct Man expects you to follow. More specifically you are required to know and comply with all the laws and regulations applicable to you in your jurisdiction and in any jurisdiction in which you conduct business. If you have any questions about laws and regulations applicable to you, please contact Compliance.

11.1 Market conduct

Almost all jurisdictions have laws or regulations that prohibit market abuse or manipulative trading activities. Amongst other things, these laws and regulations prohibit the dissemination of false or misleading information and the use of information regarding a pending transaction in a security by taking a favourable position for clients, for Man and/or your personal account. Whether you are trading for a client, for Man or for your personal account, you must abide by these laws and regulations.

11.2 Anti-money laundering

It is critical that Man does not participate in or facilitate money laundering. In order to avoid the risk of money laundering Man has a programme of anti-money laundering training and know your client procedures, which require that personnel (if it is part of their duties) obtain all client identification information required by laws, regulations and Man's policies.

It is vital that personnel be alert to activities that could constitute money laundering or involve proceeds derived from unlawful activity and promptly report any unusual or potentially suspicious activity about clients/investors, the source of their funds, or their transactions, to the Money Laundering Reporting Officer ("MLRO").

Please refer to the Global Anti-Money Laundering Policy and any procedures for more detail.

Any involvement in money laundering activity - even if unintentional - could result in civil and criminal penalties against you and Man.

11.3 Anti-bribery and corruption

Man expects its employees to maintain the highest ethical standards of business conduct and prohibits all forms of bribery. In particular, Man prohibits offering, making any transfer or providing anything of value to any Government Official in order to seek or retain business, cause that Government Official not to offer business to someone else or to gain an unfair business advantage.

The term "Government Official" is broadly defined and includes:

•Officers or employees of a government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of a government or department, agency or instrumentality;

•Legislative, administrative and judicial officials regardless of whether elected or appointed;

•Candidates for public office and officials of political parties;

•Officers or employees of a state owned business;

•Officers or employees of supra-national organisations such as the World Bank, United Nations, International Monetary Fund, OECD, etc.

In addition, many government agencies have their own rules governing the acceptance of gifts, travel and entertainment. For example, in the United States, federal, state, local and municipal laws and regulations may limit or prohibit acceptance of gifts and entertainment by Government Officials - make sure you comply with any applicable requirement. Please refer to the Global Gifts and Entertainment Policy and the Global Anti-Bribery and Corruption Policy for more detail.

11.4 Fraud

Man does not tolerate any level of fraud. Failure to comply with Man's anti-fraud polices and related fraud procedures and controls may subject personnel to internal disciplinary action (including immediate termination). All personnel are responsible for:

•reporting any suspicion of fraud promptly (in accordance with reporting procedures set out in the Global Fraud Policy);

•complying at all time with relevant controls, policies and procedures; and

•alerting their Head of Department and/or Compliance where they believe the opportunity for fraud exists because of poor procedure of lack of effective oversight.

Any allegation of fraud, anonymous or otherwise, is and will be investigated thoroughly by the Compliance, Group Risk, Legal and/or Internal Audit department; additionally, Compliance monitors and takes the lead on any reported Whistleblowing cases.

Please refer to the Global Fraud Policy for more detail.

11.5 Procedures to Prevent Misuse of Material Non-public Information

Inside information, or material non-public information, is a form of confidential information and includes all non-public information that may have a significant impact on the price of a security or other financial instrument, or that a reasonable investor would be likely to consider important in making an investment decision. In certain circumstances, the determination of whether non-public information is "inside information" may be complex. Man has policies which are designed to inform and assist you in handling the possession of material non-public information or inside information in order to avoid situations that may violate applicable law or create an appearance of impropriety. Man also has policies which set out details of information barriers between different business units within Man. Please refer to the Global Inside Information and Chinese Wall Policy for further information.

11.6 Your responsibility

You must:

•understand your anti-money laundering responsibilities by participating as required in Man's ongoing anti-money laundering training;

•know your clients and investors by obtaining all client and investor identification information required by laws, regulations and Man's policies;

•be alert to activities that could constitute money laundering or involve proceeds derived from unlawful activity; and

•promptly report any unusual or potentially suspicious activity about clients or investors, the source of their funds, or their transactions, to the MLRO.

When dealing with government agencies and/ or Government Officials through the services of third parties such as local agents, you must use due care and extreme caution in the selection and use of such agents or other third parties. You must also get the prior written approval of Compliance before making or soliciting political contributions to an elected official or to any election or campaign or candidate as further detailed in Man's Global Gifts and Entertainment Policy.

You may never, under any circumstances, trade, encourage others to trade, or recommend securities or other financial instruments while in the possession of inside information or material non-public information.

12. Reporting Violations

It may seem easier to keep silent when faced with questionable conduct, but you must never ignore a legal, regulatory or ethical issue that may need to be addressed.

If you believe that you may have committed a breach of a law, regulatory rule or policy (including the Code of Ethics), or become aware of conduct of another person (whether that person is an employee, client, counterparty or third party) that may constitute a breach then you must immediately contact Compliance.

All reports will be treated confidentially to the extent possible and investigated promptly and appropriately. You will not be sanctioned or discriminated against for any good faith reporting of a violation of the Code of Ethics (please refer to the Global Whistleblowing Policy). Compliance will keep records of any violation of the Code of Ethics, and of any action taken as a result of the violation.

13. Acknowledgment, Compliance and Certification

To ensure compliance with the Code of Ethics, any person to whom this Code applies is subject to the following:

•upon joining Man and on an annual basis (i) Complete and submit the Compliance Questionnaire, Certification and Holdings Report and Regulatory Background Questionnaire ( certain personnel only);

•on a quarterly basis, provide a Gifts and Entertainment Report and Transaction Report.

Man will provide you with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to Compliance. Man personnel must attest that they among other things have received, understand and will comply with the Code.

14. Books and Records

Compliance will maintain all books and records relating to the Code of Ethics. Such books and records include:

•A copy of the Code of Ethics that is in effect, or at any time within the past five years was in effect;

•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

•A record of each Covered Person that currently is, or was within the past five years, required to submit reports;

•A record of all written acknowledgements of receipt, review and understanding of the Code of Ethics from each person who is currently, or within the past five years was, a Covered Person;

•A copy of all brokerage account statements, Initial Personal Securities Holdings Reports, Compliance Questionnaire and Certification and forms submitted by Covered Persons;

•A copy of each pre-approval form or other record submitted and whether such trade was approved or denied; and

•A record of any exception from the Code of Ethics granted by the Compliance, all related documentation supplied by the Covered Person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records will be maintained by Man in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of Man.

EXHIBIT 1

US REGISTERED FUNDS

1. Applicability to Independent Directors of US Registered Funds

The general principles set forth in this Code of Ethics are applicable to the directors of the US Registered Funds who are not "interested persons" of the US Registered Funds within the meaning of Section 2(a)(19) of the 1940 Act (the "Independent Directors"). The Independent Directors of the US Registered Funds are not subject to the specific policies referenced in the Code of Ethics including the Global Personal Account Dealing Policy included in Exhibit 2 which requires pre-clearance and reporting of personal trades. In addition, although the Independent Directors are not subject to the personal trading reporting requirements, the Independent Directors must provide such reports if the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a director of any US Registered Fund should have known, that during the 15-day period immediately preceding or after the date of the director's transaction in a Covered Security by the Independent Director, such Covered Security was being purchased or sold by the US Registered Fund or such purchase or sale by the US Registered Fund was being considered by the US Registered Fund. Furthermore, the Independent Directors are required to pre-clear any purchase or sale of the interests of the US Registered Fund for which they serve as director.

The Board of Directors of each US Registered Fund (the "Board"), including a majority of the Independent Directors, must approve this Code of Ethics and any material change to the code. The Board must base its approval of the Code of Ethics and any material changes thereon on a determination that the Code of Ethics contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited by Section 5 (violations of applicable securities laws). Before approving the Code of Ethics, the Board must receive a certification from each of the US Registered Funds and its manager that it has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics. The Board must approve a material change to the Code of Ethics no later than six months after adoption of the material change.

2. Administration of Code of Ethics

The US Registered Funds and their respective manager must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.

No less frequently than annually, the CCO of each of the manager and the Registered Funds must furnish to the Board a written report that:

•Describes any issues arising under its Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

•Certifies that the US Registered Fund or the manager, as applicable, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code of Ethics.

EXHIBIT 2

INTRODUCTION

GLOBAL PERSONAL ACCOUNT DEALING POLICY

Initial Reporting

The information in this introduction is not all inclusive but will highlight some of the key points of the policy that you should be aware of. Please ensure you read the policy in its entirety.

Upon joining Man, the following must be entered into Star Compliance (within 10 days):

•details of existing accounts and holdings;

•a Compliance Questionnaire, Certification and Holdings Report must be completed;

•Regulatory Background Questionnaire must be completed (certain personnel only); and

•copies of recent statements must be provided. You are required to contact your brokers/s and request these be sent directly to your local Compliance Department.

Useful Points
Discretionary Accounts

Must be reported via Star Compliance. A copy of the executed agreement must also be provided to Compliance, as well as any subsequent amendments. Periodic statements and contract notes/confirmations are not required for these accounts.

Trade Approvals

Approval is valid from receipt until the close of business on the following business day. If not executed within this time frame, need to re-seek approval through Star Compliance.

Trade Reporting

Post trade, you must confirm the trade without delay by executing in 'Personal Trading' section of Star Compliance.

Reporting

Duplicate contract note/confirmation for each Reportable Transaction and Covered Transaction must be provided to Compliance. Duplicate statements must be provided to Compliance, unless already provided electronically.

Holding Periods

Certain positions are subject to a minimum 30 calendar-day holding period on a 'LIFO' basis.

12 month holding period for Man securities on a 'FIFO' basis, applies for positions accumulated over time.

Blackout Periods

Prohibition on trading securities Man funds have traded in the previous 5 business days, certain exceptions are detailed in the Policy.

EXHIBIT 2

GLOBAL PERSONAL ACCOUNT DEALING POLICY

INTRODUCTION

This global personal account dealing policy (this "Policy") is designed to prevent legal, business and ethical conflicts, to guard against the misuse of confidential information and to avoid the non-compliance or the appearance of non-compliance with any compliance, legal or regulatory requirements that may arise in connection with your personal investments. While it may be appropriate for personnel to undertake long-term investments, Man 6 discourages short term, high frequency speculative trading.

The provisions of this Policy enable Man to monitor its personnel's personal investing activities and maintain appropriate systems and controls to meet the standards set-out above. This Policy applies in both letter and spirit t o all your trading activities and particular types of transactions and accounts as defined below. You must also follow any policies applicable to your business unit, department or region, including any pre-approval requirements.

Exemptions to this Policy can be given by Compliance on a case-by-case basis. In particular, Compliance may grant an exemption from a provision(s) of this Policy where a requirement conflicts with any local law and in cases of financial hardship, emergency or severe market decline, provided that such exemption does not conflict with the interests of any client.

Please also refer to the FAQs appended to the Policy for additional details.

SCOPE

Covered Persons

This Policy applies to "Covered Persons" which includes all Man's personnel and associates of such personnel.

For the purpose of this Policy, "personnel" includes every employee, officer, partner, director (other than non-executive directors of Man Group plc. or any subsidiary who do not have access to Man's technology, information systems, client holdings and/or trading information) and other persons having a similar status or performing similar functions or otherwise subject to the supervision and control of Man. As determined by Compliance and depending on the facts and circumstances including access to information, functions, agreements in place, among other factors, this may include consultants and independent contractors hired for a period of 60 days or more. For the purpose of this Policy, "associate" means any person whose business or domestic relationship with personnel might reasonably be expected to give rise to a community of interest between them.

An associate will typically be:

(i) an immediate family member7 living in the same household as personnel (where personnel have no control or input into such immediate family member's investments, please contact Compliance); and

(ii) any person to whom personnel provides financial support or who financially supports personnel or over whose investment holdings and/or accounts personnel exercises direct or indirect influence or control or from whose investment holdings and/or accounts personnel derives any direct or indirect economic or financial interest.

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6 Man means Man Group plc. and its controlled subsidiaries and partnerships.

7 For the purposes of this Policy, "immediate family member" generally means spouse/domestic partner and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of the Covered Person or their spouse/domestic partner.

Covered Accounts

This Policy applies to "Covered Accounts" which includes brokerage accounts that have the capacity for "Covered Transactions" and "Reportable Transactions" are maintained by and subject to the discretionary investment decisions of Covered Persons.

Excluded from the definition of Covered Accounts is any account over which sole investment discretion is contractually granted to an independent third party. These accounts are known as 'exempt'. Please see section "Requirements for Discretionary Accounts and Investment Clubs" for requirements.

Please note that Covered Accounts will include accounts that allow for spread bets on the value of any security, regardless of whether such facility is used.

Exempt Transactions

The following transactions8 are exempted from this Policy (i.e. no prior approval, reporting, holding period and blackout period restrictions apply) unless otherwise stated:

•Direct obligations of the United States Government;

•U.S. open-ended mutual funds not affiliated with Man (and not managed directly or on a sub-advisory basis by Man);

•U.S. 529 Plans;

•Currencies;

•Physical commodities (e.g. gold bars, oil etc.);

•Life insurance policies where the Covered Person has no discretion over how the premium is invested;

•Money market funds; and

•Money market instruments including, (i) bankers' acceptances; (ii) bank certificates of deposit; (iii) commercial paper; and (iv) high quality short-term debt instruments, including repurchase agreements.

•Discretionary accounts and/or securities or funds acquired through an automatic investment plan e.g. strategy specific pension plans where you have no discretion on individual trades. (see section 4.2)

2.4 Reportable Transactions

The following Transactions will require reporting through Star Compliance: (i.e. no prior approval, holding period and blackout period restrictions apply) unless otherwise stated:

•Government and public authority (e.g. municipal authority) securities other than obligations of the U.S. Government (e.g. Treasury);

•open-ended regulated collective investment schemes (e.g. UCITS, regulated managed investment schemes, Non-US mutual funds, Japanese Investment Trust Funds) excluding any funds advised or managed by Man or an affiliated manager including all AHL, GLG, FRM, Pine Grove funds and products (collectively "Man Funds");

•Currency derivatives;

•Derivatives on physical commodities;

•Securities acquired through a dividend reinvestment (however the first transaction establishing the plan is a Covered Transaction and requires pre-clearance);

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8 Personnel must ensure that they comply with local laws and regulations governing these transactions.

•Securities acquired through a corporate action; and

•Freddie Mac or Fannie Mae securities.

Covered Transactions

For the purposes of this Policy, "Covered Transactions"9 (subject to prior approval, holding period, reporting requirements and blackout period) shall refer to any transactions in financial instruments10, including but not limited to purchase, sale, exercise, novation or cancellation (as appropriate) of any:

•Listed and unlisted shares - including:

○shares in any public or private company, including common stock, preferred stock, etc., including IPOs;

○shares in Man Group plc. (see section "Transactions in Man's Securities");

○shares or interests in any funds managed or sub-advised by Man or an affiliated manager ("Man Funds") (see sections "Investments in Private Placements" and "Investments in Man Regulated/Tradable Funds");

○shares or interests in closed-ended funds or investment companies (such as real estate investment trusts);

○shares or interests in unregulated open-ended collective investment schemes (e.g. hedge funds and private investment funds);

○shares in any Exchange Traded Funds("ETFs"); and

○derivatives on ETFs;

•Corporate bonds or other debt instruments;

•Certificates representing certain securities (ADRs, GDRs etc.);

•Warrants;

•Options (both put and call), including stock options and options on commodity futures;

•Futures, including commodity futures, financial instrument futures;

•Other commodities interests;

•Swaps and Contracts for difference ("CFDs") (both in relation to securities and derivatives);

•Rights of interest in any of the above investments (e.g. an equitable interest);

•All Man funds (includes all AHL, GLG, FRM etc. funds and products) irrespective of whether they are regulated (e.g. UCITS funds).

The list above sets out some examples of Covered Transactions. This is not however a full list of Covered Transactions.

Prohibited Transactions

The following additional restrictions on personal investment/transactions11 will apply unless otherwise approved by Compliance. Covered Persons may not:

•Execute any uncovered short sale;

•Sell an uncovered call option;

•Sell a put option.

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9 Personnel must ensure that they comply with local laws and regulations governing these transactions if approved by Compliance.

10 For the purposes of this policy, financial instruments does not include personal loans and/or mortgages.

11 Personnel must ensure that they comply with local laws and regulations governing these transactions if approved by Compliance.

•Participate in any initial public offering12 in which Man intends to participate for its clients (depending on the facts and circumstances, Compliance may consider the approval of an investment in an initial public offering which includes a specific retail offer in addition to and distinct from an institutional offer); or

•Enter into any option contract that expires within 30 days.

NOTIFICATION TO COMPLIANCE AND MAINTENANCE OF COVERED ACCOUNTS13

3.1 Initial reporting

Upon joining Man, please provide the following information via Star Compliance (within 10 days):

•details of existing Covered Accounts;

•details of holdings held by a Covered Person (including those not held via a broker account);

•a Compliance Questionnaire, Certification and Holdings Report;

•a Regulatory Background Questionnaire ( certain personnel only); and

•a copy of the most recent statement from the institution for each Covered Account as of a date no more than 45 days prior to becoming a Covered Person should be provided to Compliance.

3.2 Periodic reporting of information

Personnel have the following ongoing reporting obligations:

•Duplicate contract note/confirmation for each Covered Transaction and Reportable Transaction must be forwarded to Compliance, unless already provided electronically;

•Duplicate statements for Covered Accounts must be forwarded to Compliance directly by the institution (or by the Covered Person where it is not possible to have the statements forwarded directly by the institution) . For Swiss personnel, if your institution does not provide statements, please contact Compliance;

•Compliance Questionnaire, Certification and Holdings Report via Star Compliance by 14 February of each year including all holdings as of a date no more than 45 days prior to the date the report is submitted; and

•Quarterly Compliance Certification and Transaction Report via Star Compliance within 30 days of quarter end.

3.3 Reporting changes

Please report via Star Compliance all new Covered Accounts upon opening and any changes to Covered Accounts (including account number, name, etc.).

Please note that the information provided to Compliance will be handled with care and confidentiality and in accordance with applicable law.

REQUIREMENTS FOR DISCRETIONARY ACCOUNTS AND INVESTMENT CLUBS

4.1 Discretionary Account

Any account in which you have no direct or indirect influence or control, such as in the case of a fully discretionary investment management account, blind account, blind trust, certain other trusts and securities or funds acquired through an automatic investment plan whereby all investment decisions are made by a third-party who is unrelated to you may be exempted from this Policy. You cannot provide instructions to or otherwise communicate with the third-party regarding any investment

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12 Note that in certain jurisdictions (e.g., US) there are regulatory restrictions as to who may purchase IPOs.

13 As set out above, Covered Accounts includes the relevant accounts of your associates. Please request that your associates provide the details required.

decisions being made in the account and there must be a written discretionary investment management agreement or similar document covering the account in order for the account to be exempted. Any securities transactions effected outside of a fully discretionary account must comply with all of the requirements of this Policy.

All discretionary accounts and securities or funds acquired through an automatic investment plan must be reported to Compliance via Star Compliance. A copy of the executed investment management agreement or similar document covering the account must also be provided to Compliance, as well as any subsequent amendments to such agreement or document.

4.2 Investment Clubs

You may participate in an investment club or similar type of organisation only with Compliance prior written approval. If you can demonstrate that you do not participate in the investment decision-making process of the investment club or similar type of organisation, then the account of the investment club may be exempt from this Policy. An exemption from this Policy will generally not be granted if you have influence or control over the club's or organisation's investment decisions or if you make up 50% or more of the club's or organisation's membership or contribute 50% or more of its capital. Notwithstanding the above, your investment in an investment club may be considered an investment in a private placement and subject to the requirements of that section of this Policy.

PROCEDURE FOR COVERED TRANSACTIONS

Before placing an order for a Covered Transaction, Covered Persons (or the relevant personnel for the Covered Persons) must notify and receive approval from Compliance. In the ordinary course of business, you will receive a response to your trade request within 24 hours.

•Approval should be requested using the online Star Compliance system which can be accessed via the intranet or via the link https://man-ng.starcompliance.com. No order can be placed without first receiving written approval from Compliance.

•Approval request should be made by accessing 'Personal Trading' - 'Trade Requests' - 'Create New Trade Request' within Star Compliance. You will need to enter the security details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com.

•Approval is valid from receipt until the close of business on the following business day in the jurisdiction of the relevant market unless otherwise notified by Compliance.

•If the Covered Transaction is not executed within this time frame, you will need to seek approval again through Star Compliance.

•If a Covered Transaction is not approved (i.e. denied) you must not: (i) procure any other person to enter into such transaction on your behalf or otherwise; or (ii) communicate any information or opinion to any other person if you know or ought to know that the person will, as a result, enter into such transaction or counsel or procure some other person to do so.

•Compliance is not required to provide you with a reason as to why a Covered Transaction is not approved.

•Post trade, you must confirm without delay that the trade has been completed by using the 'Personal Trading' section of Star Compliance. You should select the relevant trade, select 'Execute' and enter the trade confirmation details when prompted.

For procedures/additional requirements relating to investments in Man Regulated/Tradable Funds (defined below) please see section "Investments in Man Regulated/Tradable Funds" below and for the procedure relating to investments Man's securities see section "Transactions in Man's Securities" below.

PROCEDURE FOR RECORDING REPORTABLE TRANSACTIONS

Within 24 hours (or as soon as reasonably possible) of placing an order for a Reportable Transaction (that needs to be recorded, Covered Persons (or the relevant personnel for the Covered Persons) should report the trade through Star Compliance.

In relation to Securities acquired through an automatic investment plan or a corporate action which are to be reported in accordance with the Policy, they need to be reported to Compliance upon the Covered Person becoming aware of the acquisition.

•Notification should be made using the online Star Compliance system which can be accessed via the intranet or via the link https://man-ng.starcompliance.com.

•Notification should be made by accessing "Personal Trading" - "Transactions" - "Execute Transaction" within Star Compliance. You will need to enter the trade details into the system. If the security is not recognised, please e-mail mipadealing@maninvestments.com.

Please note that if the firm receives copies of duplicate trade confirmations / contract notes and statements via an electronic broker feed then these do not need to be manually reported.

PROCEDURES FOR LIMIT ORDERS AND STOP LOSSES

Limit orders and stop losses are permitted for securities market capitalisation in excess of USD 3 billion or as otherwise approved by Compliance. You will need to seek approval as described above in "Procedure for Covered Transactions" via Star Compliance for these trades. You must indicate in the comments section of the request for approval if the trade is a limit order or stop loss. Upon execution you will need to provide to Compliance a confirmation from the broker showing the date the trade was instructed and executed. If you wish to retract such an instruction it is deemed as a new transaction you will need to contact Compliance for approval.

Limit orders and stop losses are only permitted for a maximum duration of 30 calendar days i.e. the order must be executed or retracted within 30 calendar days.

HOLDING PERIOD

Holding Period

All positions established as a result of Covered Transactions (other than Man securities) are subject to a minimum 30 calendar-day holding period calculated on a 'last in, first out' basis for positions accumulated over time. Similarly, any position closed or reduced as a result of a Covered Transaction may not be re-established, in whole or in part, or increased for a period of 30 calendar days following the last relevant Covered Transaction. Furthermore, Covered Persons may not exercise any option within 30 days of entering into the contract or enter into any option contract which expires within thirty days.

For Man securities (shares and bonds), a holding period of 12 months calculated on a 'first in, first out' basis will apply for positions accumulated over time. You will be required to hold your Man securities for 12 months from day of purchase.

Holding Period Exemptions

Notwithstanding the above sections 8.1, the holding period for a Covered Transaction may be waived or reduced at the discretion of Compliance for certain ETFs, including ETFs that invest in broad based14 securities indices or physical commodities, or in cases of personal financial hardship or emergency where it is satisfied that no conflict with client interests is likely to arise.

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14 For purposes of this policy an index will generally be considered "broad based" if it consists of a minimum of 30 constituents and is sufficiently diversified by industry.

BLACKOUT PERIOD

You may not execute a Covered Transaction (not including Reportable Transactions or Exempt Transactions) in any security (including shares, bonds) in which Man has traded on behalf of its clients in the previous 5 business days, except in accordance with one of the following exemptions, which may be granted by Compliance at its discretion and:

•cases of personal financial hardship, emergency or severe market decline;

•certain ETFs at the discretion of Compliance, including ETFs that invest in broad based securities indices or physical commodities; or

•Covered Transactions in securities of issuers whose issued securities satisfy all of or the applicable of (as determined by Compliance) the following criteria:

○listed in a FATF member state;

○an accurate and reliable market price can be obtained from a public source; and

○market capitalisation in excess of USD 3 billion. Sources such as Bloomberg, Yahoo Finance or another reliable source should be used to determine whether the issuer meets these criteria.

Please note that your trade request may be denied at the discretion of Compliance.

INVESTMENTS IN PRIVATE PLACEMENTS

Interests in private placements, private investment funds (e.g., hedge funds or private investment funds), (which are not Man Funds (defined below)) and other private securities such as direct investments in private companies ("Private Placements") are Covered Transactions. You are required to obtain approval from Compliance. Please complete the form "Personal Private Placement Investment Request" found under My Document Library within Star Compliance and provide it to your local compliance department along with a copy of the prospectus for the investment. All shares acquired as a result of a private placement request will need to be inputted into Star Compliance as an Initial Holding. Any additional capital investments in any Private Placements (other than capital calls related to the approved investment) require a new approval from Compliance. The sale or voluntary redemption of a security acquired in a Private Placement also requires prior approval.

You must immediately inform Compliance if you begin to have a relationship with the issuer other than as an investor in a Private Placement of the issuer. You must receive prior written consent from senior management and Compliance (via Star Compliance). You are also required to immediately inform Compliance if you are considering an investment in the issuer on behalf of Man's clients (i.e., Man Funds and separately managed accounts). In addition, you must inform Compliance if the issuer's securities will be offered in an initial public offering.

INVESTMENTS IN MAN FUNDS (INCLUDES ALL AHL, GLG, FRM ETC. FUNDS AND PRODUCTS.)

Man is supportive if you wish to make personal investments in Man Funds. However, you need to be mindful that you may be, or may appear to be, in a position which gives you a reasonable insight into the likely forward dealing price or proposed valuation of any Man Fund on the current day. As a result, the following provisions apply to investments in Man Funds:

•All requests to purchase, subscribe for, or redeem, shares in Man Funds must be submitted to Compliance in accordance with the standard process described Section "Procedure for Covered Transactions" above.

•Compliance will consider all requests and where appropriate provide approval for the proposed transaction provided that the relevant order/subscription/redemption request may only be submitted on the third business day following approval and approval will expire at the end of that day.

•Compliance may also seek input from the business as to whether it the transaction is appropriate e.g. ensuring the there are no upcoming material events in the funds.

TRANSACTIONS IN MAN'S SECURITIES

Application

This section of the Policy applies to all personnel including Man Share Dealing Code personnel. Additional requirements may also apply to Man Share Dealing Code personnel. If you are unsure if you are subject to the Man Share Dealing Code, you must contact the Company Secretariat. All dealings in Man's securities by those subject to the Man Share Dealing Code must be made through Man's nominated broker. Please refer to the Man Share Dealing Code for more information on dealing in Man's securities when you are subject to the Man Share Dealing Code.

Employee incentive schemes

Transactions that fall within any of Man's share-based employee incentive schemes (including Sharesave) (such as exercising awards and selling award shares to meet tax liabilities upon exercise) are not subject to any of the reporting or notification obligations contained within this Policy.

If you exercise any share-based employee incentive scheme award or Sharesave on vesting, any shares retained by you (net of any shares you have sold to pay tax or otherwise) as a result of exercising an award/option will be uploaded into Star Compliance as an "Initial Holding" and will be subject to this Policy but will not be subject to the Holding Period. If you exercise at a date that is not at initial vesting you will need to input the details into Star Compliance. If you wish to sell any of these shares you must follow the procedure set out in the section "Procedure for Covered Transactions". Please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

Data feed from SALSA to Star Compliance

Employees who have accounts with Collins Stewart that are administered by the Share Administration team are not required to update Star Compliance of EMG Man stock vesting and share awards as we update these in line with SALSA.

Dealings outside of employee incentive schemes

If you are not participating in Man's share-based employee incentive schemes you are required to obtain approval from Compliance (through Star Compliance) prior to acquiring or disposing of any Man securities in accordance with the procedure described in section "Procedure for Covered Transactions".

Please also refer to the Man Group plc. Inside Information Policy which discusses inside information or material non-public information in the context of Man securities.

FRONT RUNNING

You may not execute Covered Transactions ahead of any transaction intended or contemplated for any client account of which you are or may reasonably be deemed to have been aware. You are subject to confidentiality obligations to Man and may not misuse information obtained during your employment for personal gain.

Compliance will monitor client trading around Covered Transactions to identify any situation in which a Covered Person may appear to have sought to benefit from knowledge of subsequent client transactions or in which any other conflict of interests appears to have arisen.

You should be aware that in certain jurisdictions there may be penalties imposed relating to front running.

RESTRICTED LIST/ WATCH LIST

You may not execute Covered Transactions or otherwise trade for any account over which Man has investment discretion in securities of issuers which appear on a Restricted List or the Watch List, unless approved in advance by Compliance. An issuer may be placed on a Restricted List for a variety of reasons, including if Man has material non-public information about the issuer. Securities on the Watch List are securities that need to be monitored to ensure compliance with various regulatory restrictions, filings, etc. Please refer to the Global Inside Information and Chinese Wall Policy for further information.

MARKET MANIPULATION

You shall not execute transactions intended to distort the market such as those intended to raise, lower, maintain or cause fluctuations in the market price of any security or to create a false or misleading appearance of active trading. Furthermore, you shall not engage in any act, practice or course of business which is fraudulent, deceptive or manipulative such as making false statements or omitting material facts with the intent of inducing another person to enter into a transaction or refrain from entering into a transaction. It should be noted that trading large volumes of a security may be perceived as market manipulation in certain jurisdictions.

You should be aware that in certain jurisdictions there may be penalties imposed relating to market manipulation.

MATERIAL NON-PUBLIC INFORMATION ("MNPI") OR INSIDE INFORMATION

You shall not execute Covered Transactions in securities in relation to which you or Man has MNPI or inside information. Any trading or portfolio information received from third party managers with respect to the Man Multi-Manager business is confidential and will be considered to be inside information.

Man has policies which are designed to inform and assist you in handling the possession of material non-public information or inside information in order to avoid situations that may violate applicable law or create an appearance of impropriety. Man also has policies which set out details of information barriers between different business units within Man. Please refer to the Global inside Information and Chinese Wall Policy for further information and, if this information relates to Man the Man Group plc. Inside Information Policy.

PENALTIES AND REDRESS

Violation of this Policy, may result in disciplinary sanctions including, but not limited to:

•breaking or reversing trades at your expense;

•formal admonition;

•variation or restriction of any discretionary compensation that may be paid;

•suspension or termination of your employment or service contract, consultancy arrangement or forced retirement of your partnership interest; and

•civil or criminal proceedings.

Monetary gain resulting from any activity in breach of this Policy may be required to be donated to Man's UK annual charity.

If you have any questions about this Policy please contact Compliance.

Appendix I

FAQs

1. Do I or one of my Covered Persons need to enter into Star Compliance details of a Stocks and Shares ISA and a Self-Invested Pension Plan upon opening?

Yes, you need to enter into Star Compliance details of an account if it is able to hold securities or other financial instruments or where you have the ability to trade via the account even if you don't utilise this feature. However, a Cash ISA is exempt from the Policy.

2. What do I or one of my Covered Persons need to do if we have a discretionary account (i.e. an account in which you have no direct or indirect investment influence or control)?

The account needs to be added into Star Compliance as a discretionary account. Please also provide a copy of the discretionary investment management agreement or similar document covering the account.

Man Shares/Man Funds
3. I want to sell some Man shares that I received via an employee incentive scheme, what do I need to do?

You will be able to sell your Man shares subject to pre-approval from Compliance. Man Share Dealing Code personnel may be subject to further restrictions. Please refer to section "Procedure for Covered Transactions" of the Policy to find out how to seek approval for the trade. In addition, please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

4. Do I or one of my Covered Persons need to notify or get approval from Compliance to buy or sell a Man Fund?

Yes, all shares or interests in any funds managed or advised by Man or an affiliated manager are covered. This will also be the case if you invest in a Man Fund via a Man Group Pension Plan. Additional requirements apply to investments in Man regulated/tradable funds. If you have received a Man fund product award, please refer to the FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options for more information.

5. What action do I need to take if I or one of my Covered Persons want to move my investment from one Man fund to another?

You need to seek approval to sell the Man fund you hold via Star Compliance. You will also need to seek approval to buy the fund you wish to hold via Star Compliance. Please refer to section "Procedure for Covered Transactions" of the Policy to find out how to seek approval for the trades. Please also refer to the section "Investments in Man Regulated/Tradable Funds" of the Policy for information specifically relating to Man funds that have daily dealing and Man Funds that can be traded daily through a broker.

6. What action do I need to take if the Man fund I or one of my Covered Persons have invested in is closing down and I want to reinvest in another Man fund?

You will need to seek approval via Star Compliance to invest in the new Man fund. You will not need to take any actions in relation to the Man fund that is closing down. Please refer to section "Procedure for Covered Transactions" of the Policy to find out how to seek approval for the trades. Please also refer to the section "Investments in Man Regulated/Tradable Funds" of the Policy for information specifically relating to Man funds that have daily dealing and Man Funds that can be traded daily through a broker.

7. Can I or one of my Covered Persons trade derivatives on Man shares?

You will need to seek approval via Star Compliance for such a transaction. Compliance will need to consider the facts and circumstances surrounding the trade and the relevant personnel before approving such a trade.

Shares
8. Do I or one of my Covered Persons need to notify or get approval from Compliance to invest in my friend's business

Yes, as it will be an investment in private securities. Please refer to the section "Investments in Private Placements" of the Policy for further information.

9. Can I or one of my Covered Persons participate in an initial public offering?

No, if Man intends to participate for its clients. Depending on the facts and circumstances, Compliance may consider the approval of an initial public offering which includes a specific retail offer in addition to and distinct from an institutional offer. Furthermore, in certain jurisdictions there are specific regulatory restrictions as to who is eligible to purchase an initial public offering.

ETFs
10. How is 'broad based ETF' defined under the Policy?

A broad based ETF is one which provides a broad based security index, e.g. FTSE, S&P 500, etc., which generally reflects the movement of the entire market and generally consists of at least 30 issuers in different industries.

11. Can I or one of my Covered Persons short sell an ETF?

Yes. If such short ETF is broad based within the definition stated in the Policy and the short is covered.

12. Do trades in ETFs that invest in commodities require pre-approval by Compliance?

All ETFs require pre-approval. Certain types of ETFs may be exempt from the 30 day holding period and the 5 day black out period at the discretion of Compliance.

13. Do trades in Exchange Traded Notes ("ETNs") that invest in broad based security indexes require pre-approval?

Yes all ETNs require pre-approval.

Options
14. Can I or one of my Covered Persons sell put options?

No. However, you may purchase, subject to pre-approval, a put option and subsequently sell the same put option prior to its expiration (subject to a 30 day/12 month holding period, as applicable). You may also write, subject to pre-approval, a put option to cover an existing short position.

15. Can I or one of my Covered Persons write a put option if I own the underlying security?

No. However, you may be permitted to sell an existing long put option prior to expiration.

16. Can I or one of my Covered Persons write a call?

Yes, provided it is covered and the underlying security has been held for 30 days. This transaction must be pre-approved.

Short Sales
17. Can I or one of my Covered Persons enter into short sales?

Only covered short sales are permitted. Covered short sales with respect to Covered Transactions require pre-approval.

Appendix II

FAQ for personnel with Man Share and Man Fund Product deferred awards and Man Sharesave options

Man Shares and Man Fund Product Awards
1. Holding period requirements for Man shares and fund product units

There is a 12 month holding period for Man shares on a first in first out basis for positions accumulated over time. You will be required to hold your Man shares for 12 months from day of purchase. Shares acquired as a result of an exercise of an award, Man Sharesave Scheme or a Dividend Reinvestment Plan for Man shares will not be subject to a holding period.

There is a 30 day holding period for fund product units on a last in first out basis for positions accumulated over time. What this means is that you cannot change the direction of your trading within any 30 day period. So you are able to continue to buy units but if you then want to sell them, you will need to wait 30 days from your last purchase. Similarly if you are selling units and then want to start buying, you will need to wait 30 days from your last sale. Units acquired as a result of an exercise of an award will not impact on your holding period calculation.

2. What do I do if I receive a Man share or Man fund product award as part of my compensation?

You are not required to take any action until after your award has vested and you have decided to exercise it. Man share or Man fund product awards granted but not exercised do not need to be entered into Star Compliance.

3. What do I need to do upon a Man share or Man fund product award vesting?

Upon receipt of notification of a Man share or Man fund product award vesting, if you choose to exercise, you will be given the choice of holding and/or selling any number of shares/units (to pay tax or otherwise). You do not need approval from Compliance to sell or hold award shares/units at this time. Any shares you retain following a deferred share award vesting will need to be entered into Star Compliance other than during the implementation phase of the Policy as explained in question 13. Any Man fund products retained following vesting will be uploaded into Star Compliance following the vesting period.

4. What happens if I do not exercise my awards in line with the set vesting times?

If you do not decide to exercise your award upon vesting but decide to exercise at a later time chosen by you (by selling or retaining Man shares, Man fund product units or a combination of both), the timing of this exercise will be considered to be an investment decision by you. As a result, you will need to seek prior approval via Star Compliance to exercise your award. However, if you wait to exercise the award until the set vesting time of another of your awards, you may exercise and retain or sell at that time without requiring approval from Compliance.

5. What holding period will apply to Man award shares or fund product units?

The 12 month holding period will not apply to shares resulting from the exercise of Man Share awards. Where you sell or retain units from a Man fund product award, this transaction will not impact your holding period calculation for the relevant Man fund.

Man Sharesave Scheme
6. What do I need to do upon applying to join a Man Sharesave Scheme?

You are not required to take any action upon joining. No action is required until you decide to exercise your Man Sharesave option.

7. What do I need to do upon applying cancelling a Man Sharesave Scheme?

You are not required to take any action upon cancelling a Man Sharesave Scheme as you will not have obtained any Man shares.

8. What do I need to do upon exercising my option after end of the Man Sharesave Scheme contract?

You will not need Compliance approval to buy, hold or sell the Man shares resulting from the exercise of your option. If you decide to buy and hold any Man shares, you will need to enter the number of Man shares you decide to continue to hold into Star Compliance as an initial holding other than during the implementation phase of the Policy as explained in question 13.

9. What holding period will apply to Man Sharesave shares?

The 12 month holding period will not apply to awards of Man Sharesave shares.

General
10. What do I do when I want to set up or leave a Dividend Reinvestment Plan for Man shares?

You will need to seek approval from Compliance when you set up the plan. You will not need approval from Compliance to leave the plan.

11. What do I do when I receive shares under a Dividend Reinvestment Plan for Man shares previously approved by Compliance?

No approval is needed from Compliance. The details of the additional Man shares will need to be entered into Star Compliance by you as soon as you become aware of them other than during the implementation phase of the Policy as explained in question 13. Any Man shares received pursuant to a Dividend Reinvestment Plan will not be subject to the 12 month holding period.3 March 2012

12. Do I need to enter the details of my Collins Stewart account in which I hold Man shares into Star Compliance?

If you have a Collins Stewart account that holds Man shares which is administered by the Share Administration Department the details of this account will be automatically entered into Star Compliance. Any Collins Stewart accounts set up after this date will need to be manually entered into Star Compliance.

13. Do I need to enter the details of my current Man shareholdings into Star Compliance?

Any Man shares you have in a Collins Stewart account (which is administered by the Share Administration Department) and any certificated Man shares you hold, the details of which are held by the Share Administration Department are automatically uploaded into Star Compliance. Please note that it is your responsibility to check whether the details automatically uploaded into Star Compliance are accurate.. If you hold Man shares in a broker account, other than a Collins Steward account, you will need to enter these separately into Star Compliance.

14. Do I need to provide copies of account statements for my Collins Stewart account in which I hold Man shares?

It is not necessary to contact Collins Stewart to arrange this in relation to accounts holding Man shares which are administered by the Share Administration Department.